EXHIBIT D

FOURTH AMENDED MANAGEMENT AGREEMENT

THIS FOURTH AMENDED MANAGEMENT AGREEMENT (“Management Agreement”) is made and entered into the 1st day of October, 2020, by and between Ancora Trust (the “Trust”) and Ancora Advisors LLC (the “Investment Advisor”).  Each of the Trust and the Investment Advisor may be referred to herein as a “Party” or collectively as the “Parties.”

RECITAL:

The Trust and the Investment Advisor desire to enter into this Management Agreement between them to update the Management Agreement dated November 1, 2006, as amended by the First Amended Management Agreement dated August 18, 2014, and as further amended by the Second Amended Management Agreement dated September 5, 2017, and as further amended by the Third Amended Management Agreement dated April 30, 2019.

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, the Trust and the Investment Advisor agree as follows:

The Trust hereby employs the Investment Advisor to act as investment advisor for the funds listed on Exhibit A and such other investment funds as the Trust may from time to time create (each, a “Fund” and collectively, the “Funds”).  The Investment Advisor shall regularly provide each of the Funds with continuing investment advice and management for such Fund’s portfolio consistent with such Fund’s investment objective, policies and restrictions as provided for in the Funds’ Prospectus and Statement of Additional Information, determine what securities shall be purchased, held and sold for a Fund, and determine what portion of a Fund’s assets shall be held uninvested, subject always to the provisions of the Declaration of Trust, the Investment Company Act of 1940, as amended (the “1940 Act”), the Internal Revenue Code of 1986 and each Fund’s investment objective, policies and restrictions, and subject, further, to such policies and instructions as the Board of Trustees from time to time may establish.

The Investment Advisor shall receive, as compensation for its services, a fee, accrued daily and payable monthly, at an annual rate of 1.00% of the net assets of each of the Funds, except that (i) in the case of the Ancora Dividend Value Equity Fund such fee shall be equal to an annual rate of 0.75% of the net assets of such Fund and (ii) in the case of Ancora Income Fund such fee shall be equal to an annual rate of 0.50% of the net assets of such Fund.  Daily net assets for each Fund shall be determined pursuant to the applicable provisions of the Declaration of Trust.  On days for which the value of a Fund’s net assets is not determined, the fee shall be accrued on the most recently determined net assets adjusted for subsequent daily income and expense accruals.

The Investment Advisor shall purchase securities or other assets from or through and sell securities or other assets to or through such persons, brokers or dealers as the Investment Advisor shall deem appropriate in order to carry out the policy with respect to portfolio transactions as set forth in the Funds’ Prospectus and Statement of Additional Information or as the Board of Trustees may direct from time to time.  In providing the Funds with investment management and supervision, it is recognized that the Investment Advisor will seek the most favorable price and execution, and, consistent with such policy, may give consideration to the research, statistical and other services furnished by brokers or dealers to the Investment Advisor, as the case may be, for its use, to the general attitude of brokers or dealers toward investment companies and their support of them, and to such other considerations as the Board of Trustees may direct or authorize from time to time.

Notwithstanding the above, it is understood that it is desirable for the Funds that the Investment Advisor have access to supplemental investment and market research and security and economic analysis provided by brokers who execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and execution.  Therefore, the Investment Advisor is authorized to place orders for the purchase and sale of securities for the Funds with such brokers, subject to review by the Board of Trustees from time to time with respect to the extent and continuation of this practice.  It is understood that the services provided by such brokers may be useful to the Investment Advisor in connection with its services to other clients as well as the Funds.

The placing of purchase and sale orders may be carried out by the Investment Advisor or any wholly-owned subsidiary of the Investment Advisor.

Nothing herein shall prohibit the Board of Trustees from approving the payment by the Funds of additional compensation to others for consulting services, supplemental research and security and economic analysis.

This Management Agreement shall continue in effect only so long as its continuance is approved at least annually by (i) the Board of Trustees, or (ii) with respect to any Fund, the vote of a majority of the outstanding voting securities of such Fund; provided that in any event the continuance is also approved by a majority of the Board of Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust or the Investment Advisor by votes cast in person at a meeting called for the purpose of voting such approval.

This Management Agreement is terminable without penalty (i) on 60 days’ notice by the Board of Trustees or, with respect to any Fund, by vote of a majority of the outstanding voting securities of such Fund, or (ii) on not less than 90 days’ notice by the Investment Advisor.  This Management Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).

A Fund may use the names “Ancora” and “Thelen” only so long as this Management Agreement or any extension, renewal or amendment thereof remains in effect as to such Fund and with the permission of the Investment Advisor.

The Investment Advisor shall not be liable for any errors of judgment or mistakes of law or for any loss suffered by any of the Funds in connection with matters to which this Management Agreement relates, except for any loss resulting from Investment Advisor’s willful misfeasance, bad faith or gross negligence in the performance of its duties or Investment Advisor’s reckless disregard of its obligations and duties under this Management Agreement.

Nonpublic personal financial information relating to consumers or customers of the Funds provided by, or at the direction of the Funds to the Investment Advisor, or collected or retained by the Investment Advisor to perform its duties as investment advisor shall be considered confidential information.  The Investment Advisor shall not disclose or otherwise use nonpublic personal financial information relating to present or former shareholders of the Funds other than for the purposes for which that information was disclosed to the Investment Advisor, including use under an exception in Sections 248.14 or 248.15 of Securities and Exchange Commission Regulation S-P in the ordinary course of business to carry out those purposes.  The Investment Advisor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers of the Funds.  The Trust represents to the Investment Advisor that it has adopted a statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide the Investment Advisor with a copy of that statement annually.

This Management Agreement is made by the Trust pursuant to authority granted to the Board of Trustees, and the obligations created hereby are not binding on any of the Trustees or shareholders of the Funds individually, but bind only the property of the Trust; provided, however, the liabilities, obligations and expenses incurred hereunder with respect to a particular Fund shall be enforceable against the assets and property of such Fund only, and not against the assets or property of any other Fund.

ANCORA TRUST

By:

Frank DeFino, Chairman

ANCORA ADVISORS LLC

By:

Its:

Exhibit D